Exhibit 16.1

[Letterhead of Berkovits, Lago & Company, LLP]

April 5, 2007

Securities and Exchange Commission
450 Fifth Street
Washington, D.C. 20549

Commissioners:

We have read the comments made by Global Business Services, Inc. (copy attached) which we understand will be filed with the Commission, pursuant to Item 4.01 of amended Form 8-K/A, as part of the Company's amended Form 8-K/A report dated March 15, 2007. We agree with the statements concerning our Firm in such amended Form 8-K/A.

Yours truly,

/s/ Berkovits, Lago & Company, LLP
Berkovits, Lago & Company, LLP